                                                                EXECUTION COPY
                                                                --------------



                      AGREEMENT AND PLAN OF REORGANIZATION

                                  By and Among

                         WESTERN MICRO TECHNOLOGY, INC.,

                             WMT ACQUISITION CORP.,

                             TARGET SOLUTIONS, INC.

                                  AND LEE ADAMS







                                 March 17, 1997

                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----

ARTICLE 1      DEFINITIONS...................................................1

ARTICLE 2      PLAN OF REORGANIZATION; CLOSING...............................1
         2.1   The Merger....................................................1
         2.2   Effective Time................................................2
         2.3   Effect of the Merger..........................................2
         2.4   Articles of Incorporation and Bylaws..........................2
         2.5   Directors and Officers........................................2
         2.6   Effect on Capital Stock.......................................2
               (a)     Plan of Merger; Initial Consideration.................2
               (b)     Capital Stock of Acquisition Sub......................3
               (c)     Adjustments to Exchange Ratio.........................3
               (d)     Fractional Shares.....................................3
         2.7   No Further Ownership Rights in TSI Common Stock...............3
         2.8   Lost, Stolen or Destroyed Certificates........................4
         2.9   Taking of Necessary Action; Further Action....................4
         2.10  Tax Treatment.................................................4
         2.11  Reorganization................................................4
         2.12  TSI Debt Obligation...........................................4
         2.13  Adjustment of Initial Consideration...........................5
         2.14  Escrow for Earn-Out...........................................5
         2.15  Earn-Out Payments.............................................6
         2.16  Closing Date................................................ 11
         2.17  Escrow of Shares............................................ 11

ARTICLE 3      REPRESENTATIONS AND WARRANTIES OF TSI AND
               ADAMS....................................................... 11
         3.1   Organization................................................ 11
         3.2   Capital Structure........................................... 12
         3.3   Obligations With Respect to Capital Stock................... 12
         3.4   Equity Investments.......................................... 12
         3.5   Authority................................................... 12
         3.6   Financial Statements........................................ 13
         3.7   Business Changes............................................ 13
         3.8   Fixed Assets; Properties.................................... 15
         3.9   Accounts Receivable; Notes Receivable....................... 16
         3.10  Taxes....................................................... 16
         3.11  Compensation................................................ 18
         3.12  Compliance with Law......................................... 18
         3.13  Litigation.................................................. 18
         3.14  Contracts................................................... 19
         3.15  No Default.................................................. 19

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                                                                           Page
                                                                           ----

         3.16  Business and Customers...................................... 20
         3.17  Inventories................................................. 20
         3.18  Proprietary Rights.......................................... 20
         3.19  Insurance................................................... 21
         3.20  Bank Accounts............................................... 21
         3.21  Brokers or Finders.......................................... 22
         3.22  Related Parties............................................. 22
         3.23  Certain Advances............................................ 22
         3.24  Union Activities............................................ 22
         3.25  ERISA....................................................... 22
         3.26  Underlying Documents........................................ 23
         3.27  Full Disclosure............................................. 23
         3.28  Accounts Payable............................................ 23
         3.29  Liabilities................................................. 23
         3.30  Restricted Securities....................................... 23
         3.31  Purchase Entirely for Own Account........................... 23
         3.32  Permits..................................................... 24

ARTICLE 4      REPRESENTATIONS AND WARRANTIES OF WMT....................... 24
         4.1   Organization................................................ 24
         4.2   Authority................................................... 24
         4.3   Capital Structure........................................... 25
         4.4   Financial Statements........................................ 25
         4.5   Securities and Exchange Commission (the "SEC") Docume....... 25
         4.6   No Conflict................................................. 26
         4.7   Shares of WMT Common Stock.................................. 26
         4.8   Brokers or Finders.......................................... 26
         4.9   Business Changes............................................ 26
         4.10  Shares of WMT Common Stock.................................. 26
         4.11  Rule 144.................................................... 26

ARTICLE 5      COVENANTS RELATING TO CONDUCT OF BUSINESS................... 27
         5.1   Conduct of Business in Normal Course........................ 27
         5.2   Preservation of Business and Relationships.................. 27
         5.3   Maintenance of Insurance.................................... 27
         5.4   Employees and Compensation.................................. 27
         5.5   Dividends; Changes in Stock................................. 27
         5.6   Issuance of Securities...................................... 27
         5.7   Governing Documents......................................... 27
         5.8   No Other Bids............................................... 28
         5.9   No Acquisitions............................................. 28
         5.10  No Dispositions............................................. 28
         5.11  Indebtedness................................................ 28

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                                                                           Page
                                                                           ----
ARTICLE 6      ADDITIONAL AGREEMENTS....................................... 28
         6.1   Access to Information....................................... 28
         6.2   Legal Conditions............................................ 29
         6.3   Good Faith.................................................. 29
         6.4   WMT Governing Documents..................................... 29
         6.5   Current Available Information............................... 29
         6.6   Legend; Stop Transfer Instructions.......................... 29
         6.7   Retention and Motivation Program............................ 30
         6.8   Collection of Accounts Receivable; Sale of Inventory........ 30
         6.9   Books and Records........................................... 30

ARTICLE 7      CONDITIONS PRECEDENT........................................ 30
         7.1   Conditions to Obligations of WMT and the TSI Parties........ 30
               (a)     Shareholder Approval................................ 30
               (b)     Third-Party Approvals............................... 31
               (c)     Legal Action........................................ 31
               (d)     Securities Laws..................................... 31
               (e)     Employment Agreement................................ 31
         7.2   Conditions to Obligations of WMT............................ 31
               (a)     Representations and Warranties...................... 31
               (b)     Due Diligence....................................... 31
               (c)     Performance of Obligations.......................... 31
               (d)     Opinion of TSI's Counsel............................ 32
               (e)     Financial Statements................................ 32
               (f)     No Material Adverse Change.......................... 32
               (g)     Non-Compete Arrangements............................ 32
               (h)     Escrow Agreement.................................... 32
               (i)     IR of Record Transfer............................... 32
               (j)     FIRPTA Compliance................................... 32
         7.3   Conditions to Obligations of the TSI Parties................ 32
               (a)     Representations and Warranties...................... 32
               (b)     Performance of Obligations of WMT................... 32
               (c)     Opinion of WMT's Counsel............................ 33
               (d)     No Material Adverse Change.......................... 33
               (e)     Escrow Agreement.................................... 33
         7.4   Best Efforts................................................ 33

ARTICLE 8      INDEMNIFICATION AND ESCROW.................................. 33
         8.1   Indemnification by TSI and Adams............................ 33
         8.2   Escrow Fund................................................. 34
         8.3   Escrow Period............................................... 34
         8.4   Protection of Escrow Fund................................... 34
         8.5   Distributions; Voting....................................... 34

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                                                                           Page
                                                                           ----

         8.6   Claims Upon Escrow Fund..................................... 34
         8.7   Objections to Claims........................................ 35
         8.8   Resolution of Conflicts; Arbitration........................ 35
         8.9   Distribution upon Termination of Escrow Period.............. 36
         8.10  Escrow Agent's Duties....................................... 36
         8.11  Indemnification by WMT...................................... 37
         8.12  Indemnification Procedure................................... 37

ARTICLE 9      CONDITIONS SUBSEQUENT....................................... 38
         9.1   Condition Subsequent to Obligations of WMT
               and the TSI Parties......................................... 38
               (a)     Government Approvals................................ 38
         9.2   Escrow Until Condition Subsequent are Satisfied............. 38

ARTICLE 10     TERMINATION, AMENDMENT AND WAIVER........................... 38
         10.1  Termination................................................. 38
         10.2  Effect of Termination....................................... 39
         10.3  Amendment................................................... 39
         10.4  Extension; Waiver........................................... 39

ARTICLE 11     GENERAL..................................................... 39
         11.1  Notices..................................................... 39
         11.2  Headings.................................................... 40
         11.3  Entire Understanding........................................ 40
         11.4  Counterparts................................................ 40
         11.5  Binding Nature.............................................. 40
         11.6  Applicable Law.............................................. 41
         11.7  Attorneys' Fees............................................. 41
         11.8  Payment of Expenses......................................... 41

                                    Exhibits
                                    --------

Exhibit A                 Agreement and Plan of Merger
Exhibit B                 TSI's Financial Statements
Exhibit C                 TSI Disclosure Schedule
Exhibit 2.14              Escrow Agreement for Earn-Out
Exhibit 7.1(e)            Designated Employees of TSI and
                          Form of Employment Agreement
Exhibit 7.2(d)            Opinion of TSI's Counsel
Exhibit 7.2(g)            Covenant Not to Compete
Exhibit 7.3(c)            Opinion of WMT's Counsel
Exhibit 8.2               Escrow Agreement


                                   Schedules
                                   ---------

Schedule 3.2                   Capital Structure
Schedule 3.7(d)                TSI Payments
Schedule 3.8                   Fixed Assets; Properties
Schedule 3.9                   Accounts Receivable; Notes Receivable
Schedule 3.10                  Taxes
Schedule 3.11                  Compensation
Schedule 3.14                  Contracts
Schedule 3.16                  Customers
Schedule 3.17                  Inventories
Schedule 3.18                  Proprietary Rights
Schedule 3.19                  Insurance
Schedule 3.20                  Bank Accounts
Schedule 3.25                  Benefit Plans
Schedule 3.28                  Accounts Payable
Schedule 3.29                  Liabilities
Schedule 3.32                  Permits
Schedule 6.7                   Designated Employees
Schedule 6.8                   Designated Inventory

                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------


         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), made and entered into as of the 17th day of March, 1997 by and among WESTERN MICRO TECHNOLOGY, INC., a California corporation ("WMT"), WMT ACQUISITION CORP., a California corporation ("Acquisition Sub"), TARGET SOLUTIONS, INC., a California corporation ("TSI") and LEE ADAMS, the sole shareholder of TSI ("Adams" and when referred to herein together with TSI, the "TSI Parties"),

                              W I T N E S S E T H:

         WHEREAS, the Boards of Directors of WMT, Acquisition Sub and TSI have each determined that it is in the best interests of their respective shareholders for WMT to acquire TSI; and

         WHEREAS, in furtherance of the acquisition, TSI will merge with and into Acquisition Sub in a forward triangular merger (the "Merger"), with Acquisition Sub to be the surviving corporation of the Merger, pursuant to the terms and conditions as set forth in this Agreement and an Agreement and Plan of Merger substantially in the form attached hereto as Exhibit A (the "Agreement of Merger") and the applicable provisions of the laws of the State of California; and

         WHEREAS, upon the effectiveness of the Merger, all of the outstanding Common Stock of TSI will be converted into Common Stock of WMT; and

         WHEREAS, the Merger is intended to be treated as a reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by virtue of the provisions of Section 368(a)(2)(D) of the Code.

         NOW, THEREFORE, in consideration of the promises and of the mutual provisions, agreements and covenants herein contained, WMT, Acquisition Sub, TSI and Adams agree as follows:

                              ARTICLE 1 DEFINITIONS
                                        -----------

         The terms defined in this Agreement shall have their respective defined meanings whenever such terms are used in this Agreement unless the context expressly or by necessary implication otherwise requires.

                    ARTICLE 2 PLAN OF REORGANIZATION; CLOSING
                              -------------------------------

         2.1 The Merger. At the Effective Time (as defined in Section 2.2
             ----------
hereof) and subject to and upon the terms and conditions of this Agreement and California law, TSI shall be merged with and into Acquisition Sub, the separate corporate existence of TSI shall cease, and Acquisition Sub shall continue as the surviving corporation.

         2.2 Effective Time. As promptly as practicable after the satisfaction
             --------------
or waiver of the conditions precedent set forth in Article 7 hereof, the parties hereto shall cause the Merger to be consummated by filing the Agreement of Merger with the Secretary of State of the State of California, in such form as required by, and executed in accordance with, the relevant provisions of the California General Corporation Law (the time of such filing being the "Effective Time").

         2.3 Effect of the Merger. At the Effective Time, the effect of the
             --------------------
Merger shall be as provided in the applicable provisions of California law. Without limiting the generality of the foregoing, and subject thereto, all of the assets, property, rights, privileges, powers and franchises of TSI and Acquisition Sub shall vest in Acquisition Sub, and all of the debts, liabilities and duties of TSI and Acquisition Sub shall become the debts, liabilities and duties of Acquisition Sub.

         2.4  Articles of Incorporation and Bylaws.
              ------------------------------------

         (a) At the Effective Time, the Articles of Incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the surviving corporation (Acquisition Sub) unless otherwise determined by WMT prior to the Effective Time.

         (b) The Bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the surviving corporation (Acquisition Sub) until thereafter amended as provided by California law, the Articles of Incorporation of the Acquisition Sub and the Bylaws of the Acquisition Sub.

         2.5 Directors and Officers. The officers and directors of Acquisition
             ----------------------
Sub immediately prior to the Effective Time shall be the initial officers and directors of the surviving corporation (Acquisition Sub), each to hold office in accordance with the Articles of Incorporation and Bylaws of the Acquisition Sub and in each case until their respective successors are duly appointed, qualified and elected.

         2.6 Effect on Capital Stock. At the Effective Time, by virtue of the
             -----------------------
Merger and without any action on the part of Acquisition Sub, TSI or their shareholders, the following actions shall occur:

         (a) Plan of Merger; Initial Consideration. Each share of Common Stock,
             -------------------------------------
no par value, of TSI ("TSI Common Stock") issued and outstanding immediately prior to the Effective Time will be converted automatically into 88.1092 shares (the "Exchange Ratio") of Common Stock, no par value, of WMT ("WMT Common Stock") for an aggregate of Two Hundred Twenty Thousand Two Hundred Seventy Three (220,273) shares. Upon surrender of the certificate or certificates representing such shares of TSI Common Stock at the Closing (as defined below) new certificates for WMT Common Stock shall be issued in accordance with the Exchange Ratio calculation. Such certificates shall include an appropriate securities law legend, providing, among other things, that the shares evidenced by the certificates are being acquired for investment purposes and are restricted securities.

The Exchange Ratio reflects an aggregate of Two Million Two Hundred Thousand Dollars ($2,200,000) worth of newly issued shares of WMT Common Stock initially being issued as consideration for the outstanding TSI Common Stock. Additional consideration shall be paid pursuant to Section 2.15(a), Section 2.15(b) and
Section 2.15(e) hereof. Ten percent (10%) of the initial consideration of WMT Common Stock will be held by the escrow agent pursuant to the terms of Article 8 hereof. The price used to determine the number of shares of WMT Common Stock to be issued at Closing shall be the average closing price of the WMT Common Stock (as quoted in the Wall Street Journal) for the five (5) trading days from March 3, 1997 to March 7, 1997, subject to adjustment as provided in Section 2.6(c) and Section 2.13 hereof.

         (b) Capital Stock of Acquisition Sub. Each share of Common Stock, no
             --------------------------------
par value, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall after the Effective Time continue to constitute one validly issued, fully paid and nonassessable share of Common Stock, no par value, of the Acquisition Sub. Each stock certificate of Acquisition Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Acquisition Sub.

         (c) Adjustments to Exchange Ratio. Upon the first year anniversary of
             -----------------------------
the Closing Date, the Exchange Ratio shall be adjusted to reflect a new price (the "New Price") to determine if additional shares of WMT Common Stock shall be issued to Adams. The New Price shall be the average closing price of the WMT Common Stock (as quoted in the Wall Street Journal) for the five (5) trading days up to, but excluding, the second trading day before the first year anniversary of the Closing Date. If the New Price is lower than the original price used on the Closing Date, WMT shall recalculate the Exchange Ratio and issue additional shares of WMT Common Stock to Adams. If the New Price is higher than the original price, WMT, Acquisition Sub and TSI shall have no duties or obligations hereunder.

         In addition, the Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into WMT Common Stock or TSI Common Stock), reorganization, recapitalization or other like change with respect to WMT Common Stock or TSI Common Stock, occurring after the date hereof and prior to the Effective Time.

         (d) Fractional Shares. No fraction of a share of WMT Common Stock will
             -----------------
be issued, but in lieu thereof each holder of shares of TSI Common Stock who would otherwise be entitled to a fraction of a share of WMT Common Stock (after aggregating all fractional shares of WMT Common Stock to be received by such holder) shall receive from WMT, promptly after the Effective Time, an amount of cash equal to the cash value of such fractional share as determined by WMT.

         2.7 No Further Ownership Rights in TSI Common Stock. All shares of WMT
             -----------------------------------------------
Common Stock issued upon the surrender for exchange of shares of TSI Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of TSI Common Stock. There shall be no further registration of transfers on the record of the Acquisition Sub of shares of TSI Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates evidencing shares of TSI Common Stock are presented to the Acquisition Sub for any reason, such shares of TSI Common Stock shall be deemed void and canceled.

         2.8 Lost, Stolen or Destroyed Certificates. In the event any
             --------------------------------------
certificates evidencing shares of TSI Common Stock shall have been lost, stolen or destroyed, WMT shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of WMT Common Stock.

         2.9 Taking of Necessary Action; Further Action. If, at any time after
             ------------------------------------------
the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Acquisition Sub with the full right, title and possession of all assets, property, rights, privileges, powers and franchises of TSI and Acquisition Sub, the officers and directors of TSI and Acquisition Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

         2.10 Tax Treatment. The parties intend that the Merger be treated as a
              -------------
reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Code, by virtue of the provisions of Section 368(a)(2)(D) of the Code. The parties hereto agree hereby to report the Merger as such.

         2.11 Reorganization. The parties intend to adopt this Agreement as a
              --------------
plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) of the Code, by virtue of the provisions of
Section 368(a)(2)(D) of the Code. The parties believe that the total consideration to be received in the Merger by Adams, including the initial WMT Common Stock and the payments received pursuant to Section 2.15(a), Section 2.15(b) and Section 2.15(e) hereof, is equal to the total value of the TSI Common Stock to be surrendered in exchange therefor. No other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for the TSI Common Stock. The parties shall not take a position on any tax returns inconsistent with this Section 2.11. In addition, WMT represents now, and as of the Closing Date, that it presently intends to continue TSI's historic business or use a significant portion of TSI's business assets in a business (the "TSI business of WMT"). WMT has no current plan or intention to liquidate TSI, to merge TSI with and into another corporation, to sell or otherwise dispose of the capital stock of TSI or to cause TSI to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code. The provisions and representations contained or referred to in this
Section 2.11 shall survive until the expiration of the applicable statute of limitations.

         2.12 TSI Debt Obligation. WMT will pay off TSI's loan (not to exceed
              -------------------
One Million Two Hundred Thousand Dollars ($1,200,000)) from Adams according to the following schedule: Four Hundred Thousand Dollars ($400,000) on the date on which the

Closing Date Balance Sheet is presented to WMT, Four Hundred Thousand Dollars ($400,000) six (6) months after Closing Date, and Four Hundred Thousand Dollars ($400,000) plus accrued interest on all unpaid principal amounts at the one (1) year anniversary of the Closing Date. Simple interest on the loan will accrue from and after the Closing Date at the rate of eleven percent (11%) per annum and be paid with the final principal payment.

         2.13 Adjustment of Initial Consideration. The initial consideration of
              -----------------------------------
$2,200,000 worth of WMT Common Stock to be paid by WMT for the TSI Common Stock shall be increased or decreased, as the case may be, by an amount equal to the change in negative retained earnings from One Hundred Six Thousand Dollars (-$106,000). As soon as possible following the Closing Date, but in no event later than sixty (60) days after the Closing Date, TSI shall prepare a balance sheet as of the Closing Date (the "Closing Date Balance Sheet") in accordance with generally accepted accounting principles consistently applied utilizing the same methodology and adjustments as were used in preparing TSI's reviewed balance sheet and the unreviewed statement of income and retained earnings for the year ended December 31, 1996, which are attached hereto as Exhibit B (the "1996 Financial Statements"). Any amounts owed as a result of these adjustments to the initial consideration of $2,200,000 worth of WMT Common Stock to be paid by WMT for the TSI Common Stock will be paid in WMT Common Stock to the appropriate party within thirty (30) days after the delivery of the Closing Date Balance Sheet to WMT.

         2.14 Escrow for Earn-Out. At the Closing, WMT shall pay to First Trust
              -------------------
of California, National Association, as escrow agent, Six Hundred Twenty Five Thousand Dollars ($625,000) worth of newly issued shares of WMT Common Stock (62,578 shares) issued as an advance against the WMT Common Stock portion of the Earn-Out Payments described in Section 2.15(a) hereof. The Escrow Agreement for the Earn-Out Payments is in the form attached hereto as Exhibit 2.14. The price used to determine the number of shares of WMT Common Stock to be issued into escrow at Closing shall be the average closing price of the WMT Common Stock (as quoted in the Wall Street Journal) for the five (5) trading days from March 3, 1997 to March 7, 1997.

         At the time the first Earn-Out Payment is calculated pursuant to
Section 2.15(a) hereof, the price used to determine the number of shares of WMT Common Stock to be issued based on the first Earn-Out Payment shall be adjusted to reflect a new first payment price (the "New First Payment Price") to determine if additional shares of WMT Common Stock shall be issued to Adams. The New First Payment Price shall be the average closing price of the WMT Common Stock (as quoted in the Wall Street Journal) for the five (5) trading days up to, but excluding, the second trading day before February 15, 1998. If the New First Payment Price is lower than the original price used on the Closing Date, WMT shall recalculate the number of shares of WMT Common Stock needed for the first EarnOut Payment and shall issue additional shares of WMT Common Stock to Adams. If the New First Payment Price is higher than the original price, WMT, Acquisition Sub and TSI shall have no duties or obligations hereunder.

         On the first year anniversary of the Closing Date, WMT shall pay to First Trust of California, National Association, as escrow agent, Eight Hundred Seventy Five Thousand Dollars ($875,000) worth of newly issued shares of WMT Common Stock issued as an advance against the WMT Common Stock portion of the Earn-Out Payments described in Section 2.15(b) hereof. The price used to determine the number of shares of WMT Common Stock to be issued into escrow at the first year anniversary of the Closing Date shall be the average closing price of the WMT Common Stock (as quoted in the Wall Street Journal) for the five (5) trading days up to, but excluding, the second trading day before the first year anniversary of the Closing Date.

         At the time the second Earn-Out Payment is calculated pursuant to
Section 2.15(b) hereof, the price used to determine the number of shares of WMT Common Stock to be issued based on the second Earn-Out Payment shall be adjusted to reflect a new second payment price (the "New Second Payment Price") to determine if additional shares of WMT Common Stock shall be issued to Adams. The New Second Payment Price shall be the average closing price of the WMT Common Stock (as quoted in the Wall Street Journal) for the five (5) trading days up to, but excluding, the second trading day before February 15, 1999. If the New Second Payment Price is lower than the original price used on first anniversary of the Closing Date, WMT shall recalculate the number of shares of WMT Common Stock needed for the second Earn-Out Payment and shall issue additional shares of WMT Common Stock to Adams. If the New Second Payment Price is higher than the original price, WMT, Acquisition Sub and TSI shall have no duties or obligations hereunder.

         2.15 Earn-Out Payments. Adams shall have the opportunity to receive
              -----------------
additional WMT Common Stock and cash pursuant to the following Earn-Out
Payments:

         (a) On February 15, 1998, WMT shall calculate, and deliver notice of such calculation to Adams (the "Calculation"), an Earn-Out Payment to be paid to Adams if TSI Gross Profit Dollars (as defined below), during the twelve (12) month period ending December 31, 1997 exceeds Four Million Dollars ($4,000,000) (together with the Earn-Out Payment referenced in Section 2.15(b) hereof, the "Earn-Out Payments"). The Earn-Out Payment for the period ending December 31, 1997 shall equal the following amounts:


             TSI Gross Profit Dollars/Year            Earn-Out
                   Threshold Levels                   Payment
        -------------------------------------       -----------

        Equal to or greater than:  $4,000,000       $   750,000

        Plus 33% of every TSI Gross Profit
        Dollar beyond $4,000,000

        Up to a maximum of:  $5,500,000             $ 1,250,000

         (b) On February 15, 1999, WMT shall calculate, and deliver notice of such Calculation to Adams, an Earn-Out Payment to be paid to Adams if TSI Gross Profit Dollars (as defined below), during the twelve (12) month period ending December 31, 1998 exceeds Four Million Five Hundred Thousand Dollars ($4,500,000). The Earn-Out Payment for the period ending December 31, 1998 shall equal the following amounts:


             TSI Gross Profit Dollars/Year            Earn-Out
                   Threshold Levels                    Payment
        -------------------------------------       -----------

        Equal to or greater than:  $4,500,000       $ 1,000,000

        Plus 50% of every TSI Gross Profit
        Dollar beyond $4,500,000

        Up to a maximum of:  $6,000,000             $ 1,750,000


         (c) The Earn-Out Payments shall be paid fifty percent (50%) in WMT Common Stock and fifty percent (50%) in cash. The value of the WMT Common Stock to be issued as Earn-Out Payments shall be calculated based on the average closing price of the WMT Common Stock (as quoted in the Wall Street Journal) for the five (5) trading days up to, but excluding, the second trading day before February 15, 1998 and February 15, 1999, as applicable. The shares of WMT Common Stock payable under this Section 2.15 shall be newly issued shares of WMT Common Stock.

         (d) TSI Gross Profit Dollars shall be calculated on the following sales ("TSI Sales"):

               (i) Sales by the TSI business of WMT to customers identified on
          Schedule 3.16 hereof; and

               (ii) Sales by the TSI business of WMT to customers that are from Oliver Allen Company ("OAC"); and

               (iii) AS 400 sales by the TSI business of WMT as an IR but not as a MIR; and

               (iv) Sales by the TSI business of WMT to customers relating to revenues from IR Hardware, IR Software, Education Fees, Employee Services, Finders Fees, Hotline Revenues, Other Fees, Outside Services and PartnerServe Dollars consistent with TSI income statement classifications as attached on Exhibit B hereof; and

               (v) Sales by the TSI business of WMT to customers that are recruited after the Closing Date as customers for WMT by any of the TSI employees identified on Schedule 3.11 hereof; and

               (vi) Sales by the TSI business of WMT or IRAs or IRs that become part of WMT introduced by Adams and identified by Adams in writing to WMT.

         TSI Gross Profit Dollars shall mean gross TSI Sales net of returns and customary allowances less the actual (specifically identifiable) product cost net of manufacturer's price protection and other nonpromotional manufacturer cost reductions ("TSI Costs") determined in accordance with generally accepted accounting principles classified consistent with TSI's past accounting practices.

         For the purpose of calculating the Earn-Out Payments, separate books and records shall be maintained by WMT with respect to the TSI Sales and TSI Costs. Such books and records shall be maintained in accordance with generally accepted accounting principles and classified consistent with TSI's past accounting practices.

         Adams will be entitled to reasonable rights to audit the Earn-Out Payments. Upon receipt of the Calculation from WMT, Adams shall have ten (10) business days in which to request in writing that WMT deliver within thirty (30) business days of such request the books and records, and back up invoices and schedules, to Adams or its accountant to confirm the Calculation. If within ten
(10) business days, Adams does not request such books and records or if within ten (10) business days after receipt of such books and records Adams does not object to such Calculation, WMT shall deliver instructions to its transfer agent to issue and deliver to Adams the WMT Common Stock as soon as reasonably practicable. If Adams requests such books and records and within ten (10) business days after receipt of such books and records, Adams objects in writing to WMT of the Calculation, WMT and Adams shall work together in good faith to see if they can reach an agreement on the appropriate Earn-Out Payment. If within fourteen (14) days the parties have not reached an agreement, the parties shall choose a nationally recognized accounting firm mutually agreed upon by WMT and Adams who shall calculate the amount, or if no such agreement can be reached, then each of WMT and Adams shall appoint one nationally recognized accounting firm, which accounting firms shall pick a third nationally recognized accounting firm to which such disputes shall be referred. In the event that either WMT or Adams shall fail to select a nationally recognized firm in accordance with the provisions of this subsection within thirty (30) days after notice by the other party that such selection should be made, and such other party has selected a nationally recognized accounting firm pursuant to the provisions hereof, such dispute shall be referred to the nationally recognized accounting firm selected by such party. The decision of such nationally recognized accounting firm shall be conclusive and binding on both parties. Each of WMT and Adams shall pay the costs and expenses of its own accountant and Adams shall pay the costs of the nationally recognized accounting firm selected by both parties or their representatives (the "Independent Accountant); provided, however, that if a dispute arises that is resolved by the Independent Accountant and the amount of the Earn-Out Payment as calculated by the Independent Accountant exceeds by more than five percent (5%) of the Calculation, WMT shall pay the costs and expenses of Adams' and the Independent Accountant's costs and expenses.

         (e) Adams will have the opportunity to receive supplemental payments for the fiscal years 1999 and 2000 based on the amount of TSI Gross Profit Dollars saved from the reduced payment of finders fees to OAC (the "Supplemental Payments"). The Supplemental Payments will be made on the last business day of the February following the close of the respective fiscal year. The Supplemental Payments shall not exceed $7,000,000. The Supplemental Payments to be calculated based on the following elements:

               (i) The specific list of accounts for the calculation will be prepared by WMT and submitted to Adams for approval on or before December 31, 1998.

                        (a) The list of accounts will consist of all accounts
               given to TSI by OAC in 1995 (approximately 180) and all accounts for which TSI or the TSI business of WMT has paid or will pay to OAC a fee in any of the fiscal years ended December 31, 1995 through 1998.

                        (b) For each account, the highest percent of gross
               profit margin (or other fee payment formulas if not percent of margin) paid to OAC will also be indicated.

               (ii) WMT will keep the required books and records to identify and record sales to the accounts listed, including their subsidiaries, divisions, etc. These records should show the gross profit margin for each sale, times the fee payment percentage to determine the amount of finders fees that were eliminated.

               (iii) Adams will be paid twenty-five percent (25%) of the finders fee eliminated provided no incremental finders fees are paid to OAC on specific accounts. Any payments to OAC on the specific accounts would be deducted from the gross profit margin prior to the calculation in
          Section 2.15(e)(ii) hereof to determine supplemental payments to Adams. The payment to OAC (or the amount deducted) is not to exceed ten percent (10%) of gross profit margin on any individual sale.

         (f) The Supplemental Payments shall first be paid in cash up to the first $1,000,000 in aggregate for both Supplemental Payments. For payments greater than $1,000,000, Supplemental Payments shall be paid fifty percent (50%) in WMT Common Stock and fifty percent (50%) in cash. The value of the WMT Common Stock to be issued as Supplemental Payments shall be calculated based on the average closing price of the WMT Common Stock (as quoted in the Wall Street Journal) for the five (5) trading days up to, but excluding, the second trading day before the due date of the Supplemental Payment. The shares of WMT Common Stock payable under this Section 2.15 shall be newly issued shares of WMT Common Stock.

         On the second year anniversary of the Closing Date, WMT shall pay to First Trust of California, National Association, as escrow agent, a good faith estimate based on negotiations between WMT and Adams of the required shares of newly issued WMT Common Stock issued as an advance against the WMT Common Stock portion of the first
                                       -9-

Supplemental Payment, if any, described in Section 2.15(e) hereof. The price used to determine the number of shares of WMT Common Stock to be issued into escrow at the second year anniversary of the Closing Date shall be the average closing price of the WMT Common Stock (as quoted in the Wall Street Journal) for the five (5) trading days up to, but excluding, the second trading day before the second year anniversary of the Closing Date.

         At the time the first Supplemental Payment is calculated pursuant to
Section 2.15(e) hereof, the price used to determine the number of shares of WMT Common Stock to be issued based on the first Supplemental Payment shall be adjusted to reflect a new first Supplemental Payment price (the "New First Supplemental Payment Price") to determine if additional shares of WMT Common Stock shall be issued to Adams. The New First Supplemental Payment Price shall be the average closing price of the WMT Common Stock (as quoted in the Wall Street Journal) for the five (5) trading days up to, but excluding, the second trading day before the due date of the first Supplemental Payment. If the New First Supplemental Payment Price is lower than the original price used on the second anniversary of the Closing Date, WMT shall recalculate the number of shares of WMT Common Stock needed for the first Supplemental Payment and shall issue additional shares of WMT Common Stock to Adams. If the New First Supplemental Payment Price is higher than the original price, WMT, Acquisition Sub and TSI shall have no duties or obligations hereunder.

         On the third year anniversary of the Closing Date, WMT shall pay to First Trust of California, National Association, as escrow agent, a good faith estimate based on negotiations between WMT and Adams of the required shares of newly issued WMT Common Stock issued as an advance against the WMT Common Stock portion of the second Supplemental Payments, if any, described in Section 2.15(e) hereof. The price used to determine the number of shares of WMT Common Stock to be issued into escrow at the third year anniversary of the Closing Date shall be the average closing price of the WMT Common Stock (as quoted in the Wall Street Journal) for the five (5) trading days up to, but excluding, the second trading day before the third year anniversary of the Closing Date.

         At the time the second Supplemental Payment is calculated pursuant to
Section 2.15(e) hereof, the price used to determine the number of shares of WMT Common Stock to be issued based on the second Supplemental Payment shall be adjusted to reflect a new second Supplemental Payment price (the "New Second Supplemental Payment Price") to determine if additional shares of WMT Common Stock shall be issued to Adams. The New Second Supplemental Payment Price shall be the average closing price of the WMT Common Stock (as quoted in the Wall Street Journal) for the five (5) trading days up to, but excluding, the second trading day before the due date of the second Supplemental Payment. If the New Second Supplemental Payment Price is lower than the original price used on the third anniversary of the Closing Date, WMT shall recalculate the number of shares of WMT Common Stock needed for the second Supplemental Payment and shall issue additional shares of WMT Common Stock to Adams. If the New Second Supplemental Payment Price is higher than the original price, WMT, Acquisition Sub and TSI shall have no duties or obligations hereunder.

         (g) During the period subsequent to Closing and ending on December 31, 2000, (i) WMT shall conduct its business in conformity with sound business practices and consistent with past practices and (ii) WMT shall not take any voluntary action for the purpose of preventing Adams from being able to earn the Earn-Out Payments, the Supplemental Payments or avoiding or seeking to avoid the observance or performance of any of the terms under this Section 2.15, and shall at all times in good faith assist in carrying out all such actions as may be reasonably necessary or appropriate in order to protect the rights of Adams with respect to its ability to earn the Earn-Out Payments or Supplemental Payments against impairment. Notwithstanding this Section 2.15(g), nothing contained herein shall require the officers and directors of WMT to maintain WMT's business in a manner or take actions that would violate their fiduciary duties to WMT and its shareholders.

         (h) If between the date hereof and December 31, 2000, WMT commences a voluntary case under the federal bankruptcy laws or a petition is filed against WMT under the federal bankruptcy laws and is not dismissed within ninety (90) days, Adams shall be entitled to seek recovery of any Earn-Out Payments due as an unsecured creditor of WMT in the related bankruptcy proceedings.

         2.16 Closing Date. The Closing under this Agreement (the "Closing") shall be held not more than two (2) business days following the satisfaction of all conditions precedent specified in this Agreement, unless duly waived by the party entitled to satisfaction thereof. In any event, if the Closing has not occurred on or before April 31, 1997, this Agreement may be terminated as provided in Section 10.1(c) hereof. Such date on which the Closing is to be held is herein referred to as the "Closing Date." The Closing shall be held at the offices of Pillsbury Madison & Sutro LLP, 2700 Sand Hill Road, Menlo Park, California, at 10:00 A.M. on such date, or at such other time and place as WMT and TSI may agree upon in writing.

         2.17 Escrow of Shares. TSI agrees that ten percent (10%) of the WMT Common Stock issued to TSI pursuant to Section 2.6(a) of this Agreement will be placed in escrow, as described in Article 8 hereof, as security for indemnification as provided in Article 8 hereof and for TSI's obligations under
Section 6.8 hereof until one year following the Closing Date. On such date WMT, shall instruct the Escrow Agent to promptly deliver any share certificates to TSI.

            ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF TSI AND ADAMS
                      -----------------------------------------------

         Except as otherwise set forth in the disclosure schedule attached hereto as Exhibit C (the "Disclosure Schedule"), TSI and Adams represent and warrant to WMT as of the date hereof as follows:

         3.1 Organization. TSI is a corporation duly organized, validly existing
             ------------
and in good standing under the laws of the State of California, and is not required to be qualified in any other jurisdiction except where the failure to be so qualified will not have a material adverse effect on TSI and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

         3.2 Capital Structure. The authorized capital stock of TSI consists of
             -----------------
1,000,000 shares of Common Stock, no par value. As of the date hereof and as of the Closing Date, 2,500 shares of TSI Common Stock were issued and outstanding.
Schedule 3.2 sets forth a true and complete list of holders of TSI Common Stock showing the number of shares held by each such shareholder.

         All of the outstanding TSI Common Stock was issued in compliance with applicable federal and state securities laws and regulations. All of the outstanding shares of TSI Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, TSI's Articles of Incorporation or Bylaws, or any agreement to which TSI or Adams is a party.

         3.3 Obligations With Respect to Capital Stock. Except for the
             -----------------------------------------
Shareholders' Agreement, dated July 22, 1996, by and between TSI and Adams, there are no options, warrants, calls, rights, commitments or agreements of any character to which TSI is a party or by which it is bound obligating TSI to issue any shares of capital stock of TSI or obligating TSI to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no voting trusts, proxies or other agreements with respect to the shares of capital stock of TSI.

         3.4 Equity Investments. TSI does not own any equity stock or interest,
             ------------------
directly or indirectly, in any corporation, partnership, joint venture, firm or other entity. TSI has no Subsidiaries (as such term is defined in Section 6.2 hereof).

         3.5 Authority. TSI and Adams has all requisite corporate power and
             ---------
authority to enter into this Agreement and, subject to satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of TSI. This Agreement has been duly executed and delivered by TSI and Adams, and constitutes the valid and binding obligation of TSI and Adams, enforceable in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies. Provided the conditions set forth in Article 7 are satisfied, the execution and delivery of this Agreement do not or will not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under (a) any provision of the Articles of Incorporation or Bylaws of TSI or (b) any material agreement or instrument, permit, franchise, license, judgment or order, applicable to TSI or Adams or their respective properties or assets.

         No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority (a "Governmental Entity"), is required by or with respect to TSI or Adams in connection with the execution and delivery of this Agreement by TSI or Adams or the consummation by TSI or Adams of the transactions contemplated hereby or thereby, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country.

         3.6 Financial Statements. TSI has furnished WMT with its internal
             --------------------
statement of income and retained earnings for the calendar year ended, and balance sheets at, December 31, 1996. Within sixty (60) days following Closing, TSI shall deliver to WMT a reviewed balance sheet of TSI at December 31, 1996 and statement of income and retained earnings for the period ended as of the Closing Date reviewed by a CPA acceptable to WMT. The reviewed balance sheet of TSI at December 31, 1996 is hereinafter referred to as the "TSI Balance Sheet," and both such financial statements are hereinafter referred to collectively as the "TSI Financial Statements." The TSI Financial Statements have been and will be complete, true and accurate in all material respects and, except for any interim financial statements, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved, and are or will be in accordance with TSI's books and records, and fairly present the financial position of TSI and the results of its operations as of the date and for the periods indicated thereon. At the date of the TSI Balance Sheet (the "TSI Balance Sheet Date") and as of the Closing Date, TSI had and will have no liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise) not reflected on the TSI Balance Sheet or Closing Balance Sheet or the accompanying notes thereto except for liabilities and obligations as may have arisen in the ordinary course of business prior to the date of said Balance Sheet and which, under GAAP, would not have been required to be reflected on such Balance Sheet and except for liabilities incurred in the ordinary course of business since the date of said Balance Sheet which are usual and normal in amount.

         3.7 Business Changes. Since December 31, 1996, except as otherwise
             ----------------
contemplated by this Agreement or as disclosed in writing to WMT, TSI has conducted its business only in the ordinary and usual course and, without limiting the generality of the foregoing:

         (a) There have been no changes in the condition (financial or otherwise), business, net worth, assets, properties, employees, operations, obligations or liabilities of TSI which, in the aggregate, have had or may be reasonably expected to have a materially adverse effect on the condition, business, net worth, assets, prospects, properties or operations of TSI.

         (b) TSI has not issued, or authorized for issuance, or entered into any commitment to issue, any equity security, bond, note or other security of TSI.

         (c) TSI has not incurred debt for borrowed money, nor incurred any obligation or liability except in the ordinary and usual course of business and in any event not in excess of Five Thousand Dollars ($5,000) for any single occurrence.

         (d) Except for a payment of $300,000 to Adams and other payments identified in Schedule 3.7(d), TSI has not paid any obligation or liability, or discharged, settled or satisfied any claim, lien or encumbrance, except for current liabilities in the ordinary and usual course of business and in any event not in excess of Fifty Thousand Dollars ($50,000) for any single occurrence.

         (e) TSI has not declared or made any dividend, payment or other distribution on or with respect to any share of capital stock of TSI.

         (f) TSI has not purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any share or shares of capital stock of TSI.

         (g) TSI has not mortgaged, pledged, or otherwise encumbered any of its assets or properties, other than inventory sold in the normal course of business or accounts receivable.

         (h) TSI has not disposed of, or agreed to dispose of, by sale, lease, license or otherwise, any asset or property, tangible or intangible, except, in the case of such other assets and property, in the ordinary and usual course of business, and in each case for a consideration believed to be at least equal to the fair value of such asset or property and in any event not in excess of Five Thousand Dollars ($5,000) for any single item or TwentyFive Thousand Dollars ($25,000) in the aggregate other than inventory sold or returned in the normal course of business.

         (i) TSI has not purchased or agreed to purchase or otherwise acquire any securities of any corporation, partnership, joint venture, firm or other entity; TSI has not made any expenditure or commitment for the purchase, acquisition, construction or improvement of a capital asset, except in the ordinary and usual course of business and in any event not in excess of Five Thousand Dollars ($5,000) for any single item or Twenty-Five Thousand Dollars ($25,000) in the aggregate.

         (j) TSI has not entered into any transaction or contract, or made any commitment to do the same, except in the ordinary and usual course of business.

         (k) TSI has not sold, assigned, transferred or conveyed, or committed itself to sell, assign, transfer or convey, any Proprietary Rights (as defined in Section 3.18 hereof).

         (l) Except for its 401(k) plan, TSI has not adopted or amended any bonus, incentive, profit-sharing, stock option, stock purchase, pension, retirement, deferred-compensation, severance, life insurance, medical or other benefit plan, agreement, trust, fund or arrangement for the benefit of employees of any kind whatsoever, nor entered into or amended any agreement relating to employment, services as an independent contractor or consultant, or severance or termination pay, nor agreed to do any of the foregoing.

         (m) TSI has not effected or agreed to effect any change in its directors, officers or key employees.

         (n) TSI has not effected or committed itself to effect any amendment or modification in its Articles of Incorporation or Bylaws, except as contemplated in this Agreement.

         3.8  Fixed Assets; Properties.
              ------------------------

         (a) Schedule 3.8 sets forth the real and personal property, including fixed assets and equipment, owned or leased by TSI. The TSI Balance Sheet reflects and the Closing Date Balance Sheet will reflect all of the personal property owned or leased and used by TSI in its business or otherwise held by TSI, except for (i) property acquired or disposed of in the ordinary and usual course of the business of TSI since the date of such Balance Sheet, and (ii) personal property not required under GAAP to be reflected thereon. Except as reflected in the notes to the TSI Balance Sheet and Closing Date Balance Sheet, TSI has good and marketable title to all assets and properties listed on the TSI Balance Sheet and Closing Date Balance Sheet and thereafter acquired, free and clear of any imperfections of title, lien, claim, encumbrance, restriction, charge or equity of any nature whatsoever, except for the lien of current taxes not yet delinquent. The fixed assets described in Schedule 3.8 constitute all of the tangible personal property (other than inventory) currently used in the business. To the best of the TSI Parties' knowledge, all of the fixed assets reflected on the TSI Balance Sheet and Closing Date Balance Sheet or thereafter acquired are in good condition and repair for the requirements of the business as presently conducted by TSI.

         (b) TSI has provided WMT with a full and complete list of all real and personal property leased by TSI or under option to purchase by TSI. All such property leased by TSI is held under valid, existing and enforceable leases. To the best of the TSI Parties' knowledge, the operations of TSI thereon do not violate any applicable material building code, zoning requirement or classification, or pollution control ordinance or statute relating to the property or to such operations.

         (c) To the knowledge of TSI or Adams, there are no Hazardous Substances in, under or about the soil, sediment, surface water or groundwater on, under or around any properties at any time owned, leased or occupied by TSI. TSI has not disposed of any Hazardous Substances on or about such property. TSI has not disposed of any materials at any site being investigated or remediated for contamination or possible contamination of the environment. "Hazardous Substances" shall mean any substance regulated or prohibited by any law or designated by any governmental agency to be hazardous, toxic, radioactive, regulated medical waste or otherwise a danger to health or the environment.

         (d) TSI has conducted its business in accordance with all applicable laws, regulations, orders and other requirements of governmental authorities relating to Hazardous Substances and the use, storage, treatment, disposal, transport, generation, release and exposure of others to Hazardous Substances. TSI has not received any notice of any investigation, claim or proceeding against TSI relating to Hazardous Substances and TSI is not aware of any fact or circumstance which could involve TSI in any environmental litigation, proceeding, investigation or claim or impose any environmental liability upon TSI.

         3.9 Accounts Receivable; Notes Receivable. Schedule 3.9 contains a
             -------------------------------------
summary of the accounts receivable of TSI as of December 31, 1996, together with an accurate aging of such accounts receivable. The accounts receivable set forth on Schedule 3.9 and those outstanding and unpaid as of the Closing Date that will be reflected in the Closing Date Balance Sheet (together, the "Accounts Receivable") arose out of or will arise out of the bona fide furnishing of goods and services, each in the operation of the business of TSI, and require or will require no additional performance by TSI. The Accounts Receivable are collectible at their full amounts, subject only to amount of any bad debt allowance reflected on the Closing Balance Sheet. Except as set forth on
Schedule 3.9, the notes receivable are obligations of current customers of TSI, whether on an open account or cash on delivery basis, and there are no disputes between TSI and any obligor under any such note receivable with respect to the amount owing or the payment terms thereunder. TSI has provided WMT with accurate information concerning amounts and aging of Accounts Receivable and with an accurate customer list of TSI. TSI shall prepare an Accounts Receivable report as of the end of the business day preceding the Closing Date (the "Report") which shall include TSI's trade accounts receivable arising out of the operation of TSI's business in the ordinary course which are unpaid as of the Closing Date and which reconciles to the Closing Date Balance Sheet. The Report shall be attached hereto as of the Closing Date as Schedule 3.9.

         3.10  Taxes.
               -----

         (a) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes, including without limitation (i) any income, profits, alternative or add-on minimum tax, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, net worth, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (a "Taxing Authority"), (ii) any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

         (b) All Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any Taxable period ending on or before the Effective Time, by or on behalf of TSI (collectively, the "TSI Returns"), have been or will be filed when due (including any extensions of such due date), and all amounts shown to be due thereon on or before the Effective Time have been or will be paid on or before such date. The TSI Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The TSI Balance Sheet (i) fully accrues consistent with past practices and in accordance with GAAP all actual and contingent liabilities for Taxes with respect to all periods through the TSI Balance Sheet Date and (ii) properly accrues consistent with past practices and in accordance with GAAP all liabilities for Taxes payable after the TSI Balance Sheet Date with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the TSI Financial Statements relating to Tax matters is true, complete and accurate in all material respects.

         (c) No Tax liability since the TSI Balance Sheet Date has been incurred other than in the ordinary course of business and adequate provision has been made for all Taxes since that date in accordance with GAAP on at least a quarterly or, with respect to employment taxes, monthly basis. TSI has withheld and paid to the applicable financial institution or Taxing Authority all amounts required to be withheld. Except as set forth in Schedule 3.10, all TSI Returns filed with respect to federal income tax returns for Taxable years of TSI in the case of the United States, have been examined and closed and copies of audit reports previously have been provided to WMT or are TSI Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. TSI has not granted any extension or waiver of the limitation period applicable to any TSI Returns.

         (d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the best knowledge of TSI, threatened against or with respect to TSI in respect of any Tax or assessment. There are no liabilities for Taxes with respect to any notice of deficiency or similar document of any Tax Authority received by TSI which have not been satisfied in full (including liabilities for interest, additions to tax and penalties thereon and related expenses). Neither TSI nor any person on behalf of TSI has entered into or will enter into any agreement or consent pursuant to Section 341(f) of the Code. There are no liens for Taxes upon the assets of TSI except liens for current Taxes not yet due. Except as may be required as a result of the Merger, TSI has not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Effective Time.

         (e) TSI has validly elected to be and is currently and validly taxable as an "S corporation" under Section 1361, et seq., of the Code and comparable provisions of applicable state, local and foreign Tax laws. No event has occurred nor will have occurred prior to the Effective Time which has terminated or will terminate, under Section 1362(d) of the Code or comparable provisions of state, local or foreign Tax laws, the election of TSI to be so taxable. As of the Effective Time, and except as set forth in Schedule 3.10, TSI will have no "accumulated earnings and profits" within the meaning of Section 1362(d)(3) of the Code or comparable provisions of state, local or foreign Tax laws.

         (f) There is no contract, agreement, plan or arrangement, including without limitation the provisions of this Agreement, covering any employee or independent contractor or former employee or independent contractor of TSI that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code (as determined without regard to Section 280G(b)(4)). Other than pursuant to this Agreement, TSI is not a party to or bound by (and will not prior to the Effective Time become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement (whether written, unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than TSI. None of the assets of TSI (i) is property that TSI is required to treat as owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code, (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, (iii) is "tax exempt use property" within the meaning of Section 168(h) of the Code or (iv) is property the taxable disposition of which would give rise to "recognized built-in gain" within the meaning of Section 1374 of the Code or comparable provisions of state, local or foreign Tax laws. TSI has not participated in (and prior to the Effective Time TSI will not participate in) an international boycott within the meaning of
Section 999 of the Code. TSI has previously provided or made available to WMT true and correct copies of all TSI Returns, and, as reasonably requested by WMT, prior to or following the date hereof, presently existing information statements, reports, work papers, Tax opinions and memoranda and other Tax data and documents.

         3.11 Compensation. Since December 31, 1996, TSI has not paid or
              ------------
committed itself to pay to or for the benefit of any of its directors, officers, employees or shareholders any compensation of any kind other than wages, salaries and benefits at the times and rates in effect on Schedule 3.11, nor has it effected or agreed to effect any amendment or supplement to any employee profit sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement except as set forth on Schedule 3.11. TSI does not have any bonus plan or obligations with respect to any bonus plan, except as set forth in Schedule 3.11. TSI has provided in Schedule 3.11 a full and complete list of all directors, officers, employees or consultants of TSI as of the date set forth thereon, specifying their names and job designations, their dates of hire, the total amount paid or payable as wages, salaries or other forms of direct compensation, and the basis of such compensation, whether fixed or commission or a combination thereof.

         3.12 Compliance with Law. All material licenses, franchises, permits,
              -------------------
clearances, consents, certificates and other evidences of authority of TSI which are necessary to the conduct of TSI's business ("Permits") are in full force and effect and TSI is not in violation of any Permit in any material respect. Except for possible exceptions, the curing or noncuring of which would not have a material adverse effect on the condition (financial or otherwise), business, net worth, assets, prospects, properties or operations of TSI, the business of TSI has been conducted in accordance with all applicable laws, regulations, orders and other requirements of governmental authorities.

         3.13 Litigation. Except for litigation initiated by TSI relating to
              ----------
collections, there is no claim, dispute, action, proceeding, notice, order, suit, appeal or investigation, at law or in equity, pending against TSI, or involving any of its assets or properties, before any court, agency, authority, arbitration panel or other tribunal (other than those, if any, with respect to which service of process or similar notice has not yet been made on TSI), and none have been threatened. The TSI and Adams are aware of no facts which, if known to shareholders, customers, governmental authorities or other persons, would result in any such claim, dispute, action, proceeding, suit or appeal or investigation which would have a material adverse effect on the condition (financial or otherwise), business, net worth, assets, prospects, properties or operations of TSI. TSI is not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, nor is it in default with respect to any notice, order, writ, injunction or decree.

         3.14 Contracts. TSI has provided WMT with a complete list in Schedule
              ---------
3.14 of each executory contract and agreement in the following categories to which TSI is a party, or by which it is bound in any respect, (a) agreements for the purchase, sale, lease or other disposition of equipment, goods, materials, research and development, supplies, studies or capital assets, or for the performance of services, in any case involving more than Five Thousand Dollars ($5,000); (b) contracts or agreements for the joint performance of work or services, and all other joint venture agreements; (c) management or employment contracts, consulting contracts, collective bargaining contracts, termination and severance agreements; (d) notes, mortgages, deeds of trust, loan agreements, security guarantees, debentures, indentures, credit agreements and other evidences of indebtedness; (e) pension, retirement, profit-sharing, deferred compensation, bonus, incentive, life insurance, hospitalization or other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plan or arrangement); (f) stock option, stock purchase, warrant, repurchase or other contracts or agreements relating to any share of capital stock of TSI; (g) contracts or agreements with agents, brokers, consignees, sales representatives or distributors; (h) contracts or agreements with any director, officer, employee, consultant or shareholder; (i) powers of attorney or similar authorizations granted by TSI to third parties; (j) licenses, sublicenses, royalty agreements and other contracts or agreements to which TSI is a party, or otherwise subject, relating to technical assistance or to Proprietary Rights (as defined in Section 3.18 hereof); and (k) other material contracts.

         TSI has not entered into any contract or agreement containing covenants limiting the right of TSI or Adams to compete in any business or with any person. As used in this Agreement, the terms "contract" and "agreement" include every contract, agreement, commitment, understanding and promise, whether written or oral.

         3.15  No Default.
               ----------

         (a) Each of the contracts, agreements or other instruments referred to in Section 3.14 hereof and each of the standard customer agreements or contracts of TSI is a legal, binding and enforceable obligation by or against TSI, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). To the TSI Parties' knowledge, no party with whom TSI has an agreement or contract is in default thereunder or has breached any term or provision thereof which is material to the conduct of TSI's business.

         (b) TSI has performed, or is now performing, the obligations of, and TSI is not in material default (or would by the lapse of time and/or the giving of notice be in material default) in respect of, any contract, agreement or commitment binding upon it or its assets or properties and material to the conduct of its business. No third party has raised any claim, dispute or controversy with respect to any of the executory contracts of TSI, nor has TSI received written notice or warning of alleged nonperformance, delay in delivery or other noncompliance by TSI with respect to its obligations under any of those contracts, nor are there any facts which exist indicating that any of those contracts may be totally or partially terminated or suspended by the other parties thereto.

         3.16 Business and Customers. Schedule 3.16 is a list of all of TSI's
              ----------------------
customers from whom more than Ten Thousand Dollars ($10,000) in revenues were received in the twelve (12) months ended December 31, 1996 and up to the Closing Date.

         3.17 Inventories. The inventories of TSI consist of items of a quality
              -----------
and quantity usable and salable (within less than six (6) months from the date of Closing) in the normal course of the business, subject to balance sheet reserves. TSI's inventories relating to TSI's business which are on hand as of the Closing Date shall be referred to herein as the "Inventories". A physical inventory shall be taken no earlier than the weekend preceding the date of the Closing (the "Physical Inventory"). A Physical Inventory list shall be prepared that includes a description of each Inventory item, the number of units of each item on hand as of the date of the Physical Inventory and the value of said Inventory on a lower of cost or market basis (the "Listing"). The Listing is attached hereto as Schedule 3.17. In addition, a summary of inventory on hand as of December 31, 1996 is set forth in Schedule 3.17. All inventory on hand at Closing will be set forth on the Closing Date Balance Sheet. All items included in such inventories are owned by TSI. No items included in the Inventories have been pledged as collateral or are held by TSI on consignment from others. All the Inventories reflected on the balance sheets included in the Financial Statements and on the books of TSI are based on quantities determined from month-end physical count, and are valued in the Financial Statements at the lower of cost (last-in, first-out) or market and on a basis consistent with that of prior periods.

         3.18  Proprietary Rights.

         (a) TSI has provided WMT with a complete list in writing in Schedule
3.18 of all computer software, software programs, patents and applications for patents, trademarks, trade names, service marks, and copyrights, and applications therefor, owned or used by TSI or in which it has any rights or licenses, except for software used by TSI and generally available on the commercial market. TSI has provided WMT with a complete and accurate description in Schedule 3.18 of all agreements of TSI with each officer, employee or consultant of TSI providing TSI with title and ownership to patents, patent applications, trade secrets and inventions developed or used by TSI in its business. All of such agreements so described are valid, enforceable and legally binding, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

         (b) TSI owns or possesses licenses or other rights to use all computer software, software programs, patents, patent applications, trademarks, trademark applications, trade secrets, service marks, trade names, copyrights, inventions, drawings, designs, customer lists, proprietary know-how or information, or other rights with respect thereto (collectively referred to as "Proprietary Rights"), used in the business of TSI, and the same are sufficient to conduct TSI's business as it has been and is now being conducted.

         (c) The operations of TSI do not conflict with or infringe, and no one has asserted to TSI or Adams that such operations conflict with or infringe, on any Proprietary Rights, owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeals pending against TSI with respect to any Proprietary Rights (other than those, if any, with respect to which service of process or similar notice may not yet have been made on
TSI), and, none has been threatened against TSI. To the knowledge of TSI and Adams, there are no facts or alleged facts which would reasonably serve as a basis for any claim that TSI does not have the right to use, free of any rights or claims of others, all Proprietary Rights in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of the business of TSI as it has been and is now being conducted.

         (d) To the TSI Parties' knowledge, no employee of TSI is in violation of any term of any employment contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee with TSI or any previous employer.

         3.19 Insurance. TSI has provided WMT with a complete list in Schedule
              ---------
3.19 of all policies of insurance to which TSI is a party or is a beneficiary or named insured. TSI has in full force and effect, with all premiums due thereon paid, the policies of insurance set forth therein. All the insurable properties of TSI are insured in amounts and coverage and against risks and losses which are adequate and usually insured against by persons holding or operating similar properties in similar businesses. There were no claims in excess of Ten Thousand Dollars ($10,000) asserted under any of the insurance policies of TSI in respect of all motor vehicle, general liability, professional liability, errors and omissions, and worker's compensation claims, nor medical claims in excess of Twenty-Five Thousand Dollars ($25,000) for the period from January 1, 1994 to the date of this Agreement.

         3.20 Bank Accounts. TSI has furnished to WMT a true and correct list in
              -------------
Schedule 3.20 setting forth the names and addresses of all banks, other institutions and state governmental departments at which TSI has accounts, deposits or safety deposit boxes, or special deposits required to be held by such state governmental departments with the nature of such account and the names of all persons authorized to draw on or give instructions with respect to such accounts or deposits, or to have access thereto, and the names and addresses of all persons, if any, holding a power-of-attorney on behalf of TSI. All cash in such accounts is held in demand deposits and is not subject to any restriction or limitation as to withdrawal.

         3.21 Brokers or Finders. Except for dealings with Bentley, Hall, Von
              ------------------
Gehr International, which was retained by WMT, TSI has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement. TSI has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         3.22 Related Parties. No officer or director of TSI, or any Affiliate
              ---------------
of any such person, has, either directly or indirectly, (a) an interest in any corporation, partnership, firm or other person or entity which currently furnishes or sells services or products which are similar to those furnished or sold by TSI, or (b) a beneficial interest in any contract or agreement to which TSI is a party or by which TSI may be bound. For purposes of this Section 3.22, there shall be disregarded any interest which arose solely from the ownership of less than a two percent (2%) equity interest in a corporation whose stock is regularly traded on any national securities exchange or in the over-the-counter market.

         3.23 Certain Advances. There are no receivables of TSI owing from
              ----------------
directors, officers, employees, consultants or shareholders of TSI, or owing by any affiliate of any director or officer of TSI, other than advances in the ordinary and usual course of business to officers and employees for reimbursable business expenses which are not in excess of Two Thousand Five Hundred Dollars ($2,500) for any one individual.

         3.24 Union Activities. None of the employees of TSI are represented by
              ----------------
any union or are parties to any collective bargaining arrangement, and no attempts are being made to organize or unionize any of the TSI employees.

         3.25 ERISA. Schedule 3.25 hereto lists all employee pension benefit
              -----
plans, multi-employer plans and employee welfare benefit plans (as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) covering active, former or retired employees of TSI. TSI has furnished to WMT copies or descriptions of each employment, severance or other similar contract, arrangement or policy and each plan, agreement, policy or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), vacation benefits, severance benefits, disability benefits, early retirement benefits, death benefits, hospitalization benefits, 401(k) plans, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of compensation or post-retirement benefits.

         3.26 Underlying Documents. Copies of any underlying documents listed or
              --------------------
described as having been disclosed to WMT pursuant to this Agreement have been furnished to WMT. All such documents furnished to WMT are true and correct copies, and there are no amendments or modifications thereto that have not been disclosed to WMT. The minute books of TSI contain complete and accurate records of all meetings and other corporate actions taken by the directors and shareholders of TSI.

         3.27 Full Disclosure. Any information furnished by TSI to WMT in
              ---------------
writing pursuant to this Agreement (including the Schedules hereto), at any time prior to the Closing Date, does not and will not contain any untrue statement of a material fact and does not and will not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.

         3.28 Accounts Payable. Schedule 3.28 contains a summary of the accounts
              ----------------
payable of TSI as of December 31, 1996, together with an accurate aging of such accounts payable. Those accounts payable and those outstanding on the Closing Date that will be reflected in the Closing Date Balance Sheet (collectively, the "Accounts Payable") arose or will arise in the normal and ordinary course of the business of TSI. Except as set forth on Schedule 3.28, the Accounts Payable are not past due and there are no collection actions currently pending with respect to such Accounts Payable. Also listed in Schedule 3.28 are the accounts payable arising out of the operation of TSI's business in the ordinary course which are unpaid as of the Closing Date.

         3.29 Liabilities. Except as disclosed in the TSI Financial Statements
              -----------
or in Schedule 3.29, there are no liabilities or obligations of any nature to which TSI is subject, whether absolute, accrued, contingent or otherwise, and whether due or to become due that would have a material adverse impact on WMT or on the Purchased Assets. Furthermore, TSI and Adams know of no basis for any assertion against TSI of any such liability or obligation not fully disclosed in the TSI Financial Statements or in Schedule 3.29. Except as otherwise disclosed in Schedule 3.29, the TSI Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business, except as expressly disclosed therein.

         3.30 Restricted Securities. Adams understand that the WMT Common Stock
              ---------------------
may not be sold, transferred or otherwise disposed of without registration under the Securities Act of 1933, as amended (the "Securities Act") or an exemption therefrom, and that in the absence of an effective registration statement covering the WMT Common Stock or an available exemption from registration under the Securities Act, the WMT Common Stock must be held indefinitely. In particular, Adams is aware that the WMT Common Stock may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met.

         3.31 Purchase Entirely for Own Account. This Agreement is made with TSI
              ---------------------------------
and Adams in reliance upon Adams' representation to WMT, which by Adams' execution of this Agreement he hereby confirms, that the WMT Common Stock to be purchased by Adams will be acquired for investment for his own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Adams has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Adams further represents that he does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the WMT Common Stock.

         3.32 Permits. TSI's rights in, to or under any governmental licenses,
              -------
environmental and other permits, approvals and authorizations which relate to its assets, are listed in Schedule 3.32.

                 ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF WMT
                           -------------------------------------

         Except as contemplated by this Agreement, WMT represents and warrants to TSI and Adams as of the date hereof as follows:

         4.1 Organization. WMT is a corporation duly incorporated, validly
             ------------
existing and in good standing under the laws of California. WMT is duly qualified to do business and is in good standing in its state of incorporation and in each other jurisdiction in which it owns or leases property or conducts business, except where the failure to be so qualified would not have a material adverse effect on the business of WMT. WMT has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and possesses all licenses, franchises, rights and privileges material to the conduct of its business.

         4.2 Authority. WMT has all requisite corporate power and authority to
             ---------
enter into this Agreement and the related agreements contemplated herein, and, subject to satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of WMT. This Agreement has been duly executed and delivered by WMT and constitutes the valid and binding obligation of WMT enforceable in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies. Provided the conditions set forth in Article 7 are satisfied, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under (a) any provision of the Articles of Incorporation or Bylaws of WMT, or (b) any material agreement or instrument, permit, license, judgment, order, statute, law, ordinance, rule or regulation applicable to WMT or its properties or assets, other than any such conflicts, violations, defaults, terminations, cancelations or accelerations which individually or in the aggregate would not have a material adverse effect on WMT.

         No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required by or with respect to WMT in connection with the execution and delivery of this Agreement by WMT or the consummation by WMT of the transactions contemplated hereby or thereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and (ii) the listing of the WMT Common Stock on The Nasdaq Stock Market.

         4.3 Capital Structure. The authorized capital stock of WMT consists of
             -----------------
10,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, no par value. As of March 12, 1997, 4,518,619 shares of WMT Common Stock were issued and outstanding. No shares of Preferred Stock are outstanding.

         All of the outstanding shares of WMT Common Stock are, and any shares of WMT Common Stock issuable upon exercise of any WMT Option, when issued pursuant to such exercise, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, WMT's Articles of Incorporation or Bylaws or any agreement to which WMT is a party or is bound.

         4.4 Financial Statements. WMT has furnished to TSI its audited
             --------------------
consolidated statement of operations, statement of stockholders' equity and statement of cash flows for the three (3) fiscal years ended December 31, 1995 and WMT's audited consolidated balance sheet at December 31, 1995; and the unaudited consolidated statement of operations and statement of cash flows for the nine (9) months ended September 30, 1996 and the unaudited consolidated balance sheet at September 30, 1996. WMT will furnish to TSI as soon as available its audited consolidated financial statements for the fiscal year ended December 31, 1996. The balance sheet at September 30, 1996 is hereinafter referred to as the "WMT Balance Sheet," and all such financial statements are hereinafter referred to collectively as the "WMT Financial Statements." The WMT Financial Statements have been and will be prepared in accordance with GAAP applied on a consistent basis during the periods involved, and fairly present and will present the consolidated financial position of WMT and the results of its operations as of the date and for the periods indicated thereon. At the date of the WMT Balance Sheet (the "WMT Balance Sheet Date"), neither WMT nor its consolidated subsidiaries had any liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise) not reflected on the WMT Balance Sheet or the accompanying notes thereto except for liabilities and obligations as may have arisen in the ordinary course of business a result of the sale of the semiconductor business and resultant reorganization prior to the date of said Balance Sheet and which, under GAAP, would not have been required to be reflected on such Balance Sheet and except for liabilities incurred in the ordinary course of business since the date of said balance sheet which are usual and normal in amount and type.

         4.5 Securities and Exchange Commission (the "SEC") Documents. WMT has
             --------------------------------------------------------
furnished to TSI a true and complete copy of WMT's Form 10-K for the year ended December 31, 1995, Form 10-Q for each of the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, and Notice of Annual Meeting and Proxy Statement for WMT's 1996 Annual Meeting, (the "WMT SEC Documents"). As of their respective filing dates, the WMT SEC Documents comply or will comply in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, or the Securities Act, and none of the WMT SEC Documents contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed WMT SEC Document.

         4.6 No Conflict. The execution and delivery of this Agreement by WMT
             -----------
and the performance of WMT's obligations hereunder, (i) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the Articles of Incorporation or Bylaws of WMT or any of its Subsidiaries, or any material contract, agreement or commitment binding upon WMT or any of its assets or properties; (ii) will not result in the creation or imposition of any lien, encumbrance, equity or restriction in favor of any third party upon any of the assets or properties of WMT; and (iii) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over WMT or any of its assets or properties. The consent of WMT's lenders is required to consummate the transactions contemplated herein pursuant to the terms of its existing credit agreement.

         4.7 Shares of WMT Common Stock. The shares of WMT Common Stock will,
             --------------------------
when issued and delivered to the shareholders of TSI in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

         4.8 Brokers or Finders. Except for Bentley, Hall, Von Gehr
             ------------------
International, WMT has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement. Except with respect to Bentley, Hall, Von Gehr International, WMT has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders' fees or agents commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         4.9 Business Changes. Since December 31, 1996, there have been no
             ----------------
changes in the condition (financial or otherwise), business, net worth, assets, properties, employees, operations, obligations or liabilities of WMT which, in the aggregate, have had or may be reasonably expected to have a materially adverse effect on the condition, business, net worth, assets, prospects, properties or operations of WMT.

         4.10 Shares of WMT Common Stock. The shares of WMT Common Stock will,
              --------------------------
when issued and delivered to TSI in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

         4.11 Rule 144. Subject to Section 6.7 hereof, TSI and Adams will have
              --------
the right to sell the shares of WMT Common Stock received by it under this Agreement pursuant to the terms and conditions of Rules 144 and 145 under the Securities Act and the holding period requirement of Rule 144(d) shall apply to such shares. At Closing, WMT will provide a letter from its counsel addressed to TSI specifying the method and requirements for transfer of the WMT Common Stock pursuant to Rules 144 and 145.

               ARTICLE 5 COVENANTS RELATING TO CONDUCT OF BUSINESS
                         -----------------------------------------

         During the period from the date hereof, and continuing until the Closing Date, unless earlier terminated in accordance with Section 10.1 hereof, TSI and Adams covenant, and agree with WMT that:

         5.1 Conduct of Business in Normal Course. TSI shall carry on the
             ------------------------------------
business and its activities diligently and in the ordinary course and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation that will vary materially from the methods used by TSI as of December 31, 1996. TSI shall maintain the nature and quantities of inventories for the business in a normal and customary manner consistent with prior practice.

         5.2 Preservation of Business and Relationships. TSI shall use its best
             ------------------------------------------
efforts to preserve its business organization intact, to keep available its present employees, and to preserve its present relationships with suppliers, customers and others having business relationships with it.

         5.3 Maintenance of Insurance. Prior to the Closing, TSI shall maintain
             ------------------------
in effect all insurance covering the business. If the Closing shall occur after a renewal date for any such insurance, TSI shall renew the insurance on the same or substantially similar terms, limits of liability and other conditions.

         5.4 Employees and Compensation. TSI shall not do, or agree to do, any
             --------------------------
of the following acts: (a) grant any increase in salaries payable or to become payable to any employee, sales agent or representative; or (b) except as set forth on Schedule 3.11, increase benefits payable to any employee, sales agent or representative under any executive compensation, bonus, pension, profit-sharing, retirement, deferred compensation, severance, employee stock option or stock purchase, group life, health and other employee benefit plans, arrangements, practices or commitments. TSI shall provide WMT with reasonable access to its employees during normal business hours.

         5.5 Dividends; Changes in Stock. TSI shall not and shall not propose to
             ---------------------------
(a) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of TSI, or (c) repurchase or otherwise acquire any shares of its capital stock or rights to acquire any shares of its capital stock.

         5.6 Issuance of Securities. TSI shall not issue, deliver, or sell or
             ----------------------
authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities.

         5.7 Governing Documents. TSI shall not amend its Articles of
             -------------------
Incorporation or Bylaws.

         5.8 No Other Bids. Neither Adams, TSI nor any of their respective
             -------------
directors, officers or agents, will, directly or indirectly, solicit or initiate or encourage any discussions or negotiations with, or participate in any negotiations with or provide any information to or otherwise cooperate in any other way with any corporation, partnership, person or other entity or group (other than WMT) concerning any merger, sale of substantial assets, sale of shares of capital stock or any division of TSI or control thereof (collectively an "Acquisition Transaction"). WMT shall be promptly notified in writing by TSI of any of the events referred to in this Section 5.8 including a summary of the material terms of any other bid.

         5.9 No Acquisitions. TSI shall not (a) acquire or agree to acquire by
             ---------------
merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (b) otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to TSI except in the ordinary course of business consistent with prior practice.

         5.10 No Dispositions. Except with contemporaneous notice to WMT, TSI
              ---------------
shall not lease or otherwise dispose of any of its assets (other than the sale of inventory in the ordinary course of business), individually or in the aggregate, except in the ordinary course of business consistent with prior practice and in any event not in excess of Five Thousand Dollars ($5,000) for any single item or more than Twenty-Five Thousand Dollars ($25,000) in the aggregate.

         5.11 Indebtedness. Except with contemporaneous notice to WMT, TSI shall
              ------------
not incur any indebtedness for borrowed money in an amount exceeding Five Thousand Dollars ($5,000) or guarantee any such indebtedness or issue or sell any debt securities of TSI or guarantee any debt securities of others except in connection with the purchase of inventory pursuant to the existing bank line of credit.

                         ARTICLE 6 ADDITIONAL AGREEMENTS
                                   ---------------------

         6.1 Access to Information. TSI shall afford to WMT and shall cause its
             ---------------------
independent accountants to afford to WMT, and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing Date to TSI's properties, books, contracts, commitments and records and to the independent accountants reasonable access to the audit work papers and other records of TSI's accountants. During such period, TSI shall use reasonable efforts to furnish promptly to WMT (a) a copy of each report, schedule and other document filed or received by TSI during such period pursuant to the requirements of federal and state securities laws and (b) all other information concerning the business, properties and personnel of TSI as WMT may reasonably request. WMT will not use such information for purposes other than this Agreement and will otherwise hold such information in confidence (and WMT will cause its consultants and advisors also to hold such information in confidence). From and after the Closing Date, WMT will provide TSI or Adams reasonable access to the books and records to the extent necessary for such persons to respond to a tax audit or in the event of any governmental action or the defense or prosecution of any litigation.

         6.2 Legal Conditions. Each party will take all reasonable actions
             ----------------
necessary to comply promptly with all legal requirements which may be imposed on such party with respect to this Agreement and will promptly cooperate with and furnish information to the other party in connection with any such requirements imposed upon such other party or any Subsidiary of such other party in connection with this Agreement. As used herein "Subsidiary" means a corporation whose voting securities are owned directly or indirectly by the "parent" corporation in such amounts as are sufficient to elect at least a majority of the Board of Directors. Each party will take, and will cause its Subsidiaries to take, all reasonable actions to obtain (and to cooperate with the other party and its Subsidiaries in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental authority, or other third party, required to be obtained or made by such party or its Subsidiaries (or by the other party or its Subsidiaries) in connection with this Agreement or the taking of any action contemplated thereby.

         6.3 Good Faith. Each party shall act in good faith in an attempt to
             ----------
cause to be satisfied all the conditions precedent to its obligations and those of the other parties to this Agreement over which it has control or influence. Each party will act in good faith and take all reasonable action within its capability necessary to render accurate as of the Closing Date its representations and warranties contained in this Agreement.

         6.4 WMT Governing Documents. WMT agrees that, prior to the Closing, it
             -----------------------
will give TSI prompt notice of any amendment to its Articles of Incorporation or Bylaws.

         6.5 Current Available Information. From and after the Closing Date, and
             -----------------------------
for so long as is necessary in order to permit Adams to sell the WMT Common Stock pursuant to Rule 144 under the Securities Act, WMT shall file on a timely basis all reports required to be filed by it pursuant to section 13 of the Securities Exchange Act of 1934, as amended, referred to in paragraph (c)(1) of Rule 144 under the Securities Act. WMT is under no obligation to register the sale, transfer or other disposition of any WMT Common Stock by or on behalf of TSI or to take any other action necessary in order to make compliance with an exemption from registration available except as expressly provided for in this Agreement.

         6.6 Legend; Stop Transfer Instructions. TSI understands and agrees
             ----------------------------------
that:

         (a)  the WMT Common Stock will bear the following legend:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT

         REGISTRATION AND QUALIFICATION UNDER FEDERAL AND
         STATE SECURITIES LAWS IS NOT REQUIRED.

; and

         (b) stop transfer instructions will be given to WMT's transfer agent with respect to certificates evidencing the WMT Common Stock. WMT agrees to remove promptly such stop transfer instructions and legend upon full compliance with this Agreement by the undersigned, including, without limitation, a sale or transfer of WMT Common Stock in accordance with Rules 144 and 145.

         6.7 Retention and Motivation Program. After consultation with TSI, WMT
             --------------------------------
will establish a program to address the retention and motivation of those TSI employees listed on Schedule 6.7 hereof.

         6.8 Collection of Accounts Receivable; Sale of Inventory. In the event
             ----------------------------------------------------
WMT, using normal collection and sales practices, has not on or prior to six (6) months from Closing collected of the Accounts Receivable an amount equal to or greater than the amount set forth on the Closing Date Balance Sheet for the Accounts Receivable balance (minus any allowance for doubtful accounts) or sold the Inventory reflected on Closing Date Balance Sheet (except for Inventory identified on Schedule 6.8 hereof), TSI shall remit to WMT within thirty (30) days after six (6) months from the Closing Date (the "Collection Period") the uncollected amount of such accounts or the value of such Inventory, against WMT's assignment to TSI of the applicable uncollected Accounts Receivable and unsold Inventory. Inventory that is returned to and accepted by the vendor in accordance with TSI's stock rotation rights and limits will not be subject to this Section 6.8. In satisfaction of its obligations hereunder, TSI may deliver shares of WMT Common Stock to WMT, valued in accordance with the provisions of
Section 8.6(b) hereof. WMT may make a claim against the Escrow for any amounts owed to WMT under this Section 6.8, but it shall not be WMT's sole remedy.

         6.9 Books and Records. Promptly after the Effective Time, TSI shall
             -----------------
deliver to WMT all papers and records in TSI's care, custody, or control relating to its assets and the operation thereof, including, without limitation, all purchasing and sales records, customer and vendor lists and all accounting and financial records (collectively, the "Books and Records"), including the minute books, corporate seal and stock records of TSI.

                         ARTICLE 7 CONDITIONS PRECEDENT
                                   --------------------

         7.1 Conditions to Obligations of WMT and the TSI Parties. The
             ----------------------------------------------------
obligations of WMT and the TSI Parties to consummate this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived by both WMT and TSI Parties:

         (a) Shareholder Approval. The consent of Adams to the consummation of
             --------------------
the transactions contemplated by this Agreement shall have been obtained.

         (b) Third-Party Approvals. Any and all consents or approvals required
             ---------------------
from third parties relating to contracts, agreements, licenses, leases and other instruments, material to the respective businesses of WMT and TSI shall have been obtained.

         (c) Legal Action. No temporary restraining order, preliminary
             ------------
injunction or permanent injunction or other order preventing the consummation of this Agreement shall have been issued by any federal or state court and remain in effect, and no litigation seeking the issuance of such an order or injunction, shall be pending which, in the good faith judgment of TSI or WMT has a reasonable probability of resulting in such order, injunction or damages.

         (d) Securities Laws. WMT shall have received any and all permits,
             ---------------
authorizations, approvals and orders under federal and state securities laws for the issuance of the WMT Common Stock, including, without limitation, approval of the California Commissioner of Corporations pursuant to sections 25110 and 25142 of the California Corporate Securities Laws without the imposition of any conditions adverse to WMT or which would require WMT to amend its Articles of Incorporation, Bylaws or any contract. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTIONS 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

         (e) Employment Agreement. James Adams shall have entered into an
             --------------------
employment agreement with WMT, a form of which is also contained in Exhibit 7.1(e) hereof.

         7.2 Conditions to Obligations of WMT. The obligations of WMT to
             --------------------------------
consummate this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by WMT:

         (a) Representations and Warranties. The representations and warranties
             ------------------------------
of TSI and Adams set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as if made at and as of the Closing Date, except as otherwise contemplated by this Agreement, and WMT shall have received a certificate or certificates signed by the chief executive officer of TSI to such effect.

         (b) Due Diligence. WMT shall have completed its due diligence
             -------------
investigation of TSI to its good faith satisfaction.

         (c) Performance of Obligations. TSI and Adams shall have performed all
             --------------------------
obligations required to be performed by each under this Agreement prior to the Closing

Date, and WMT shall have received a certificate signed by the chief executive officer of TSI to such effect.

         (d) Opinion of TSI's Counsel. WMT shall have received an opinion dated
             ------------------------
as of the Closing Date of Dean A. Mixon, Esq., counsel to TSI, in substantially the form attached hereto as Exhibit 7.2(d).

         (e) Financial Statements. Until the Closing Date, TSI's Financial
             --------------------
Statements for each month after December 31, 1996, shall be delivered to WMT as soon as practicable thereafter.

         (f) No Material Adverse Change. There shall have been no changes in the
             --------------------------
condition (financial or otherwise), business, prospects, employees, operations, obligations or liabilities of TSI which, in the aggregate, have had or may be reasonably expected to have a materially adverse effect on the financial condition, business, or operations of TSI on a consolidated basis.

         (g) Non-Compete Arrangements. Each of Lee Adams and James Adams shall
             ------------------------
have entered into a covenant not to compete, a form of which is attached hereto as Exhibit 7.2(g).

         (h) Escrow Agreement. WMT, First Trust of California, National
             ----------------
Association, TSI and Adams shall have entered into the Escrow Agreement, a form of which is attached hereto as Exhibit 8.2.

         (i) IR of Record Transfer. WMT shall receive written acknowledgement
             ---------------------
from IBM Corporation confirming the transfer of the IR of Record from TSI to WMT.

         (j) FIRPTA Compliance. WMT shall receive from Adams a certificate of
             -----------------
non-foreign status conforming to the requirements of Income Tax Regulations sections 1.1445-2(b)(2)(i) and (iii).

         7.3 Conditions to Obligations of the TSI Parties. The obligations of
             --------------------------------------------
the TSI Parties to consummate the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following additional conditions unless waived by TSI:

         (a) Representations and Warranties. The representations and warranties
             ------------------------------
of WMT set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as if made at and as of the Closing Date, except as otherwise contemplated by this Agreement, and TSI shall have received a certificate signed by the chief executive officer and the chief financial officer of WMT to such effect.

         (b) Performance of Obligations of WMT. WMT shall have performed in all
             ---------------------------------
material respects all obligations required to be performed by it under this Agreement prior to the Closing Date, and TSI shall have received a certificate signed by the chief financial officer of WMT to such effect.

         (c) Opinion of WMT's Counsel. TSI shall have received an opinion dated
             ------------------------
the Closing Date of Pillsbury Madison & Sutro LLP, outside counsel to WMT, in substantially the form attached hereto as Exhibit 7.3(c).

         (d) No Material Adverse Change. Since September 30, 1996 there shall
             --------------------------
have been no changes in the condition (financial or otherwise), business, prospects, employees, operations, obligations or liabilities of WMT which, in the aggregate, have had or may be reasonably expected to have a materially adverse effect on the financial condition, business or operations of WMT.

         (e)  Escrow Agreement.  WMT shall have signed the Escrow Agreement.
              ----------------

         7.4 Best Efforts. All the parties hereto shall use their respective
             ------------
best efforts to cause the Closing Date to be not later than April 31, 1997.

                      ARTICLE 8 INDEMNIFICATION AND ESCROW
                                --------------------------

         8.1  Indemnification by TSI and Adams.
              --------------------------------

         (a) Adams, after the Closing, agrees to defend and indemnify WMT and their respective affiliates, directors, officers and shareholders, and their respective successors and assigns (collectively, the "WMT Indemnitees"), against and hold each of them harmless from any and all losses, liabilities, taxes, claims, suits, proceedings, demands, judgments, damages, expenses and costs, including, without limitation, reasonable counsel fees, costs and expenses incurred in the investigation, defense or settlement of any claims covered by this indemnity (in this Section 8.1 collectively, the "Indemnifiable Damages") which any such indemnified person may suffer or incur by reason of (i) the inaccuracy or breach of any of the representations, warranties and covenants of TSI or Adams contained in this Agreement or any documents, certificate or agreement delivered pursuant hereto; or (ii) any claim by any person under any provision of any federal or state securities law relating to any transaction, event, act or omission of or by TSI occurring before or after the Closing Date; provided, however, that the total indemnity shall not exceed the fair market value (as determined pursuant to Section 8.6 hereof) of the WMT Common Stock received by Adams as the "TSI Indemnitor." Nothing herein shall limit in any way WMT's remedies in the event of breach by TSI or Adams of any of their covenants or agreements hereunder which are not also a representation or warranty or for willful fraud or intentionally deceptive material misrepresentation or omission by TSI or Adams in connection herewith or with the transactions contemplated hereby.

         (b) Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, WMT and, after the Closing Date, WMT, TSI and the affiliates of any of them, shall have the right to be put in the same financial position as they would have been in had each of the representations, warranties and covenants of TSI and Adams been true and accurate or the same said parties had not breached any such covenants or had any of the events, claims or liabilities referred to (a) of this Section 8.1 not occurred or been made or incurred.

         (c) Any indemnitee under this Agreement may not seek recovery under the indemnities set forth herein unless and until the Indemnifiable Damages of such party are greater than Twenty-Five Thousand Dollars ($25,000), at which point such indemnity shall apply to all Indemnifiable Damages.

         8.2 Escrow Fund. As security for the indemnity provided for in Section
             -----------
8.1 hereof and for the provisions of Section 6.8 hereof, a total of ten percent (10%) of the WMT Common Stock to be received by TSI pursuant to this Agreement, exclusive of the EarnOut and the Supplemental Payments, shall be registered in the name of First Trust of California, National Association (or other institution selected by WMT with the reasonable consent of TSI) as escrow agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and in the Escrow Agreement to be signed by all parties thereto, the form of which is attached as Exhibit
8.2. In the event of any conflict between the terms of this Agreement and the Escrow Agreement, the terms of the Escrow Agreement shall govern. WMT shall pay all costs and fees of the Escrow Agent for establishing and administering the Escrow Fund. Upon compliance with the terms hereof, WMT shall be entitled to obtain indemnity from the Escrow Fund for all Indemnifiable Damages covered by the indemnity provided for in Section 8.1 hereof and any amounts owed to it under Section 6.8 hereof.

         8.3 Escrow Period. The Escrow Fund shall remain in existence until one
             -------------
year after the Closing Date.

         8.4 Protection of Escrow Fund. The Escrow Agent shall hold and
             -------------------------
safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of WMT, and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

         8.5  Distributions; Voting.
              ---------------------

         (a) Any dividends payable in securities or other distributions of any kind (including any shares received upon a stock split, stock dividend or recapitalization) made in respect of any securities in the Escrow Fund shall be held in the Escrow Fund subject to the rights of WMT. Cash dividends, if any shall be distributed to Adams.

         (b) Adams shall have voting rights with respect to the shares of stock in the Escrow Fund so long as such stock or other voting securities are held in the Escrow Fund.

         8.6  Claims Upon Escrow Fund.
              -----------------------

         (a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of WMT (an "Officer's Certificate") stating that WMT has paid or properly accrued Indemnifiable Damages in an aggregate stated amount to which such party is entitled to indemnity pursuant to this Agreement, and specifying in reasonable detail the individual items of Indemnifiable Damages included in the amount so stated, the date each such item was paid or properly accrued, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Section 8.7 hereof, deliver to WMT out of the Escrow Fund, as promptly as practicable, the number of WMT Common Stock or amount of other assets held in the Escrow Fund to indemnify WMT against such Indemnifiable Damages.

         (b) For the purpose of indemnity pursuant to this Agreement, each share of WMT Common Stock in the Escrow Fund shall be valued at an amount equal to the average twenty (20) day closing price per share of WMT Common Stock on The Nasdaq Stock Market prior to the date on which the WMT Common Stock is released from the Escrow as a result of such indemnity.

         8.7 Objections to Claims. Upon the time of delivery of an Officer's
             --------------------
Certificate to the Escrow Agent, the Escrow Agent shall deliver a duplicate copy of such certificate to Adams and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of WMT Common Stock or other property pursuant to Section 8.6 hereof unless the Escrow Agent shall have received written authorization from the Spokesperson for Adams ("Spokesperson"), initially Adams, but also any successor as chosen by Adams, to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the WMT Common Stock or other property in the Escrow Fund in accordance with Section 8.6 hereof, provided that no such payment or delivery may be made if the Spokesperson shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

         8.8  Resolution of Conflicts; Arbitration.
              ------------------------------------

         (a) If the Spokesperson shall object in writing to the indemnity of the WMT Indemnitees in respect of any claim or claims made in any Officer's Certificate, the Spokesperson and WMT shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Spokesperson and WMT should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute the WMT Common Stock or other property from the Escrow Fund in accordance with the terms thereof.

         (b) If no such agreement can be reached after good faith negotiation within sixty (60) days after objection by either the Spokesperson or WMT, either WMT or the Spokesperson may demand arbitration of the matter and the matter shall be settled by arbitration conducted by three arbitrators. WMT and the Spokesperson shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators so selected as to the validity and amount of any claim in such Officer's Certificate or by Adams shall be final and binding and conclusive upon the parties to this Agreement, and, notwithstanding anything in Section 8.7 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith, if applicable.

         (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in the City of San Jose, California under the rules then in effect of the American Arbitration Association. A claimant shall be deemed to be the non-prevailing party in the event that the arbitrators award such claimant less than one-half (1/2) of the amount claimed by it; otherwise, the other party shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the reasonable attorneys' fees and costs incurred by the other party to the arbitration as well as the amount of any Indemnifiable Damages awarded and in addition interest thereon from the date of actual loss or expenditure until the date paid at ten percent (10%) per annum, or at the maximum rate permitted by applicable law if less than ten percent (10%) per annum. In addition, if WMT is the non-prevailing party, it will pay for the reasonable travel and lodging expenses of Adams.

         8.9 Distribution upon Termination of Escrow Period. Immediately
             ----------------------------------------------
following termination of the Escrow Period, the Escrow Agent shall deliver to the TSI all of the WMT Common Stock in the Escrow Fund in excess of any amount of such WMT Common Stock sufficient, in the reasonable judgment of WMT, to satisfy any agreed upon claims specified in any Officer's Certificate theretofore properly delivered to the Escrow Agent.

         8.10 Escrow Agent's Duties.
              ---------------------

         (a) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein or in the Escrow Agreement and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

         (b) The Escrow Agent is hereby expressly authorized to disregard any and all orders by any party who is not authorized to give orders under the Escrow Agreement, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

         (c) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

         (d) The Escrow Agent shall not be liable for the outlawing of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

         8.11 Indemnification by WMT. After the Closing Date, WMT shall, as to
              ----------------------
those representations, warranties, covenants and agreements which are herein made or agreed to by WMT, indemnify and hold harmless Adams and TSI's officers and directors (prior to the Closing) and their heirs and assigns against and in respect of:

         (a) any damage, deficiency, losses or costs incurred by Adams resulting from any material misrepresentation or breach of warranty or any nonfulfillment of any covenant or agreement on the part of WMT under this Agreement;

         (b) any claim by any person under any provision of any federal or state securities laws relating to any transaction, event, act or omission of or by WMT (including, without limitation, any tender offer);

         (c) any claim made by any person relating to or arising out of transactions, events, acts or omissions of the Acquired Assets or Assumed Liabilities after the Closing;

         (d) any claim, action, suit, proceeding, demand, judgment, assessment, cost and expense, including reasonable counsel fees, incident to any of the foregoing; provided that the total indemnity shall not exceed the fair market value (as determined pursuant to Section 8.6(b) hereof) of the WMT Common Stock received by Adams.

                  WMT shall reimburse Adams for any liabilities, damages, deficiencies, claims, actions, suits, proceedings, demands, judgments, assessments, costs and expenses to which this Section 8.11 relates only if a claim for indemnification is made by Adams within the period ending at December 31, 1998. Without limiting the generality of the foregoing, with respect to the measure of Indemnifiable Damages, Adams shall have the right to be put in the same financial position as he would have been in had each of the representations, warranties and covenants of WMT been true and accurate or the same said parties had not breached any such covenants or had any of the events, claims or liabilities referred to in clauses (b) or (c) of this Section 8.11 not occurred or been made or incurred. Any dispute as to indemnification shall be resolved by arbitration in accordance with Section 8.8 hereof.

         8.12 Indemnification Procedure. A party seeking indemnification (the
              -------------------------
"Indemnitee") shall use its best efforts to minimize any liabilities, damages, deficiencies, claims, judgments, assessments, costs and expenses in respect of which indemnity may be sought under this Agreement. The Indemnitee shall give prompt written notice to the party from whom indemnification is sought (the "Indemnitor") of the assertion of a claim for indemnification, but in no event longer than (i) thirty (30) days after service of process in the event litigation is commenced against the Indemnitee by a third party, or (ii) sixty
(60) days after the assertion of such claim. No such notice of assertion of a claim shall satisfy the requirements of this Section 8.12 unless it describes in reasonable detail and in good faith the facts and circumstances upon which the asserted claim for indemnification is based. If any action or proceeding shall be brought in connection with any liability or claim to be indemnified hereunder, the Indemnitee shall provide the Indemnitor twenty (20) calendar days to decide whether to defend such liability or claim. During such period, the Indemnitee shall take all necessary steps to protect the interests of itself and the Indemnitor, including the filing of any necessary responsive pleadings, the seeking of emergency relief or other action necessary to maintain the status quo, subject to reimbursement from the Indemnitor of its expenses in doing so. The Indemnitor shall (with, if necessary, reservation of rights) defend such action or proceeding at its expense, using counsel selected by the insurance company insuring against any such claim and undertaking to defend such claim, or by other counsel selected by it and approved by the Indemnitee, which approval shall not be unreasonably withheld or delayed. The Indemnitor shall keep the Indemnitee fully apprised at all times of the status of the defense and shall consult with the Indemnitee prior to the settlement of any indemnified matter. Indemnitee agrees to use reasonable efforts to cooperate with Indemnitor in connection with its defense of indemnifiable claims. In the event the Indemnitee has a claim or claims against any third party growing out of or connected with the indemnified matter, then upon receipt of indemnification, the Indemnitee shall fully assign to the Indemnitor the entire claim or claims to the extent of the indemnification actually paid by the Indemnitor and the Indemnitor shall thereupon be subrogated with respect to such claim or claims of the Indemnitee.

                         ARTICLE 9 CONDITIONS SUBSEQUENT
                                   ---------------------

         9.1 Condition Subsequent to Obligations of WMT and the TSI Parties. The
             --------------------------------------------------------------
obligations of WMT and the TSI Parties shall be subject to the satisfaction on or prior to April 30, 1997 of the following condition unless waived by both WMT and the TSI Parties:

         (a) Government Approvals. All authorizations, consents, orders or
             --------------------
approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental authority necessary for the consummation of the transactions contemplated by this Agreement including, but not limited to, the approval of the Secretary of State of the State of California for the Merger and the requirements of applicable federal or state securities laws and The Nasdaq Stock Market, shall have been filed, occurred or been obtained.

         9.2 Escrow Until Condition Subsequent are Satisfied. The WMT Common
             -----------------------------------------------
Stock issued pursuant to Section 2.6(a) hereof and all of the issued and outstanding TSI Common Stock shall be held in escrow by First Trust of California, National Association until the condition subsequent is satisfied, and the Merger is complete.

                  ARTICLE 10 TERMINATION, AMENDMENT AND WAIVER
                             ---------------------------------

         10.1 Termination. This Agreement may be terminated at any time prior to
              -----------
the Closing Date:

         (a)  by mutual written consent of TSI and WMT;

         (b) by either WMT or TSI if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of any party set forth in this Agreement and, if such breach is curable, such breach has not been promptly cured after written notice of such breach;

         (c) by either WMT or TSI if the Closing shall not have occurred by April 31, 1997;

         (d) by either WMT or TSI if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of this Agreement;

         (e) by WMT if any condition to WMT's obligation to consummate this Agreement has not been satisfied or waived by WMT; and

         (f) by TSI if any condition to TSI's obligation to consummate this Agreement has not been satisfied or waived by TSI.

         10.2 Effect of Termination. In the event of termination of this
              ---------------------
Agreement by either TSI or WMT as provided in Section 10.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto or their respective officers or directors except as set forth in Article 9 hereof and the confidentiality provision of this Agreement and except to the extent that such termination results from the (a) willful breach by a party hereto of any of its representations or warranties, or (b) a breach by a party hereto of its covenants or agreements set forth in this Agreement.

         10.3 Amendment. This Agreement may not be amended except by an
              ---------
instrument in writing signed on behalf of each of the parties hereto.

         10.4 Extension; Waiver. At any time prior to the Closing, WMT or the
              -----------------
TSI Parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit thereof contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                               ARTICLE 11 GENERAL
                                          -------

         11.1 Notices. Any notice, request, instruction or other document to be
              -------
given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, by telecopy, or by courier service, as follows:

                  Western Micro Technology, Inc.
                  254 East Hacienda Avenue
                  Campbell, CA 95008
                  Attention:  Mr. James W. Dorst
                              Chief Financial Officer
                  Fax:  (408) 341-4762
         with a copy to:

                  Pillsbury Madison & Sutro LLP
                  2700 Sand Hill Road
                  Menlo Park, CA 94025
                  Attention:  Ms. Katharine A. Martin
                  Fax:  (415) 233-4545

And

                  Target Solutions, Inc.
                  535 Anton Boulevard, Suite 400
                  Costa Mesa, CA 92626
                  Attention:  Mr. Lee Adams
                              Chief Executive Officer
                  Fax:  (714) 668-9931

         with a copy to:

                  Dean A. Mixon, Esq.
                  Weinfeld & Mixon
                  575 Anton Boulevard, Suite 510
                  Costa Mesa, CA 92626
                  Fax:  (714) 641-3972

or to such other persons as may be designated in writing by the parties, by a notice given as aforesaid.

         11.2 Headings. The headings of the several sections of this Agreement
              --------
are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

         11.3 Entire Understanding. The terms set forth in this Agreement
              --------------------
including its Schedules and Exhibits are intended by the parties as a final, complete and exclusive expression of the terms of their agreement and may not be contradicted, explained or supplemented by evidence of any prior agreement, any contemporaneous oral agreement or any consistent additional terms. The Schedules and Exhibits attached to this Agreement are made a part of this Agreement.

         11.4 Counterparts. This Agreement may be executed in counterparts, and
              ------------
when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

         11.5 Binding Nature. This Agreement shall be binding upon and inure to
              --------------
the benefit of the parties hereto. No party may assign or transfer any rights under this Agreement.

         11.6 Applicable Law. This Agreement shall be governed by, construed and
              --------------
enforced in accordance with the laws of the State of California without regard to conflicts of laws provisions thereof.

         11.7 Attorneys' Fees. If any action at law or in equity is necessary to
              ---------------
enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and disbursements in addition to any other relief to which such party may be entitled.

         11.8 Payment of Expenses. Except as provided in Section 8.2 hereof,
              -------------------
WMT, TSI and Adams shall each pay their own fees and expenses incurred incident to the preparation and carrying out of the transactions herein contemplated (including legal, accounting and travel).

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, all as of the date first above written.


                                       WESTERN MICRO TECHNOLOGY, INC.,
                                       a California corporation



                                       By _____________________________________

                                       Title __________________________________


                                       WMT ACQUISITION CORP., a California
                                       corporation



                                       By _____________________________________

                                       Title __________________________________


                                       TARGET SOLUTIONS, INC., a California
                                       corporation



                                       By _____________________________________

                                       Title __________________________________


                                       TSI SOLE SHAREHOLDER



                                       ________________________________________
                                                       Lee Adams